EXHIBIT 5.1

                        SCHNEIDER WEINBERGER & BEILLY LLP
                                Attorneys-at-Law

                    2200 Corporate Boulevard, N.W., Suite 210
                         Boca Raton, Florida 33431-7307

James M. Schneider, P.A.                                Telephone (561) 362-9595
Steven I. Weinberger, P.A.                              Facsimile (561) 362-9612
Roxanne K. Beilly, P.A.
                                   May 6, 2005

Newport International Group, Inc.
73061 El Paso, Suite 202
Palm Desert, California  92260

         RE: REGISTRATION STATEMENT ON FORM SB-2 (THE "REGISTRATION STATEMENT") NEWPORT INTERNATIONAL GROUP, INC. (THE "COMPANY")

Dear Sir or Madam:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration pursuant to the Company's Registration Statement on Form SB-2 of (i) 8,712,543 shares of common stock which are presently outstanding, (ii) 9,595,341 shares of common stock underlying convertible promissory notes, including 346,817 shares which may be issued as interest payments, (iii) 113,226 of common stock which the Company is obligated to issue as a filing penalty related to the Registration Statement, and (iv) 3,941,875 shares of common stock underlying common stock purchase warrants (all of such shares of common stock issued or to be issued as referred to above are collectively referred to as the "Registerable Shares"), all as described in the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares are to be issued; and
(e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares presently issued are validly issued, fully paid and non-assessable, and the balance of Registerable Shares when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                        Sincerely,

                                        SCHNEIDER WEINBERGER & BEILLY LLP

                                        /s/ Schneider Weinberger & Beilly LLP